As filed with the Securities and Exchange Commission on April 2, 2019

Registration No. 333-211264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-211264

UNDER

THE SECURITIES ACT OF 1933

IMMUNE DESIGN CORP.

(Exact name of registrant as specified in its charter)

Delaware	26-2007174
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1616 Eastlake Ave. E., Suite 310

Seattle, Washington 98102

(206) 682-0645

(Address of principal executive offices including zip code)

Immune Design Corp. 2014 Omnibus Incentive Plan

Immune Design Corp. 2014 Employee Stock Purchase Plan

(Full title of the plan)

Copies to:

Geralyn Ritter Secretary Immune Design Corp. 1616 Eastlake Ave. E., Suite 310 Seattle, Washington 98102	Barbara L. Becker Saee Muzumdar Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193
(Name and address of agent for service)

(206) 682-0645

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Immune Design Corp., a Delaware corporation (the “Company”) with the Securities and Exchange Commission:

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Registration No. 333-211264, filed on May 10, 2016, registering (i) 806,128 shares of common stock of the Company, $0.001 par value per share (the “common stock”), in connection with the Company’s 2014 Omnibus Incentive Plan and (ii) 200,000 shares of common stock in connection with the Company’s 2014 Employee Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of February 20, 2019 (the “Merger Agreement”), by and among the Company, Merck Sharp & Dohme Corp., a New Jersey corporation (the “Parent”) and Cascade Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), the Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenilworth, in the State of New Jersey, on this 2nd day of April, 2019.

IMMUNE DESIGN CORP. (REGISTRANT)

By:	/s/ Faye C. Brown
Name: Faye C. Brown
Title: Assistant Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.

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